CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 44 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 10, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Colonial Income Fund, a series of Colonial Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


Price Waterhouse LLP
Boston, Massachusetts
July 24, 1997